Exhibit T3C2

Additional Agreement between GVC Holdings PLC and GLAS Trust Company LLC

Dated __________, 2018

GVC Holdings PLC, a public limited company incorporated in the Isle of Man, (the “Company”), has executed the Loan Note Instrument dated [ ], 2018 as a deed, pursuant to which it has constituted the Loan Notes (as defined therein) as unsecured obligations of the Company in connection with its acquisition of Ladbrokes Coral Group plc. This agreement (the “Agreement”) is in addition to the Loan Note Instrument. All capitalized terms used herein but not defined have the meanings given to them in the Loan Note Instrument.

Section I: APPOINTMENT OF TRUSTEE

(a) The Company initially designates and appoints GLAS Trust Company LLC as its Trustee in connection with the Loan Note Instrument and this Agreement.

(b) The Trustee and Issuer agree and acknowledge that (i) the performance hereunder by the parties hereto is subject to the provisions of the Loan Note Instrument and (ii) the provisions of the Loan Note Instrument are subject to the terms hereof.

Section II: TRUST INDENTURE ACT

The Loan Note Instrument and this Agreement shall incorporate and be governed by the provisions of the TIA that are required to be part of and to govern indentures qualified under the TIA. If any provision of the Loan Note Instrument or this Agreement modifies any TIA provision that may be so modified under the TIA, such TIA provision shall be deemed to apply to the Loan Note Instrument or this Agreement as so modified. If any provision of the Loan Note Instrument or this Agreement limits, qualifies or conflicts with another provision that is required to be included in the Loan Note Instrument or this Agreement by the TIA (and may not be modified), the provision required by the TIA shall control.

Section III: GOVERNING LAW

This Agreement shall be construed and governed by New York law.

Section IV: DUTIES OF TRUSTEE

(a) If any Event of Default has occurred or is ongoing, the Trustee shall exercise such of the rights and powers vested in it by the Loan Note Instrument and this Agreement, and to use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(b) Except during the continuation of an Event of Default, (i) the Trustee undertakes to perform only such duties as are specifically set forth in the Loan Note Instrument and this Agreement, and no implied covenants or obligations shall be read into the Loan Note Instrument or this Agreement against the Trustee; and (ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of the Loan Note Instrument, provided that in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform to the requirements of the Loan Note Instrument and this Agreement.

(c) No provision of the Loan Note Instrument or this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

1.	This paragraph does not limit the effect of paragraph (b) of this Section IV;

2.	The Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to the Loan Note Instrument, this Agreement or any Schedule or addendum thereto or hereto;

3.	The Trustee shall not be liable with respect to any error in judgment made in good faith by an officer of the Trustee, so long as such officer was not negligent in ascertaining the pertinent facts; and

4.	No provision of the Loan Note Instrument or this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its discretions, authorities, rights or powers if it believes that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(d) No provision of the Loan Note Instrument or this Agreement shall require the Trustee to do anything which, in its good faith opinion, may be illegal or contrary to applicable law or regulation, and the Trustee will not be liable to any person if prevented or delayed in performing any of its obligations or discretionary functions under the Loan Note Instrument or this Agreement by reason of any present or future law applicable to it, by an governmental or regulatory authority or by any circumstances beyond its control.

(e) Every provision of the Loan Note Instrument or this Agreement that in any way relates to the Trustee is subject to the provisions and requirements of the TIA and, to the extent such provisions are not inconsistent therewith, this Section IV.

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SECTION V: RIGHTS OF TRUSTEE:

To the extent not otherwise inconsistent with the requirements of the TIA and except as provided in Section V of Schedule 4 to the Loan Note Instrument, the Trustee shall have the following powers:

(a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any document appearing on its face to be genuine and to have been signed or presented by the proper Person. The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit (but is under no obligation to do so), and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney.

(b) Before the Trustee acts or refrains from acting with respect to any matter contemplated by the Loan Note Instrument or this Agreement, it may require an Officers’ Certificate and/or an Opinion of Counsel, which shall conform to the requirements of the TIA. The Trustee shall not be bound in any such case to call for further evidence and shall not be liable for any action it or any other person takes or omits to take in good faith in reliance on such certificate or opinion. The Trustee shall be entitled to receive an Officers’ Certificate and an Opinion of Counsel dated as of the date of the Loan Note Instrument addressing customary matters in form reasonably satisfactory to the Trustee. Unless otherwise specifically provided in the Loan Note Instrument or this Agreement, any demand, request, direction or notice from the Company will be sufficient if signed by a senior officer of the Company, or other officer identified in an incumbency certificate, which, upon the Trustee’s request, the Company shall deliver, setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to the Loan Note Instrument or this Agreement.

(c) The Trustee may act through its attorneys and agents that it employs with due care, and shall not be bound to directly supervise the acts of any agent or be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee may in relation to the Loan Note Instrument or this Agreement, act on the advice or opinion of counsel or any information obtained in good faith from counsel, whether obtained by the Company, the Trustee or otherwise and shall not be responsible for any liability occasioned by so acting in good faith.

(e) The Trustee will be under no obligation to exercise any of the rights or powers vested in it by the Loan Note Instrument or this Agreement at the request or direction of any of the Loan Note Holders unless such Loan Note Holders have offered to the Trustee indemnity or security satisfactory to it against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction.

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(f) The Trustee shall not be bound to give notice to any person of the execution of the Loan Note Instrument, this Agreement or any documents comprised or referred to in the Loan Note Instrument, and, subject to Section IV and VII of Schedule 4 to the Loan Note Instrument, or to the actual knowledge of a Responsible Officer, the Trustee shall not be bound to take any steps to ascertain whether any Event of Default has happened, and shall be otherwise entitled to assume that no Event of Default has occurred and that the Company is observing and performing all its obligations under the Loan Note Instrument, this Agreement or the Loan Notes unless written notice of any event which is in fact a default is received by the Trustee.

(g) The Trustee shall be entitled to compensation as agreed to in writing between it and the Company from time to time, which may include reimbursement of expenses (including the reasonable fees, disbursements and expenses of the Trustee’s agents and counsel) incurred by the Trustee in carrying out its duties and obligations under the Loan Note Instrument or this Agreement. The Company shall indemnify the Trustee or any predecessor Trustee in each of its capacities hereunder, and each of their officers, directors, employees, counsel and agents, for, and hold the Trustee or any predecessor Trustee in each of its capacities hereunder, and each of their officers, directors, employees, counsel and agents, harmless against, any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing the Loan Note Instrument, this Agreement, or the Loan Notes against the Company (including this Section (g)) or defending itself against any claim whether asserted by any Loan Note Holder or the Company, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder. The Company shall not reimburse any expense or indemnify against any loss or liability incurred by the Trustee where such expense, loss or liability is the result of the Trustee's willful misconduct or negligence as determined by a final, non-appealable judgment of a court of competent jurisdiction.

Subject to Section 311 of the TIA, the Trustee shall have a lien prior to the Loan Notes as to all property and funds held by it hereunder for any amount owing it or any predecessor Trustee, except with respect to funds held in trust for the benefit of the holders of particular Loan Notes. Such Lien shall survive the termination of the Loan Note Instrument.

The obligations of the Company under this Section (g) shall survive termination of the Loan Note Instrument or the earlier resignation or removal of the Trustee.

(h) In no event shall the Trustee or any Agent be responsible or liable under, in connection with or pursuant to the Loan Note Instrument or this Agreement, or any action or inaction taken or not taken in connection therewith, to any person for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit or opportunity) whether or not foreseeable and irrespective of whether it has been advised of the likelihood of such loss or damage and regardless of the form of action.

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(i) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(j) Whether or not expressly provided in any other provision of the Loan Note Instrument or this Agreement, the rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified and all other rights provided in the Loan Note Instrument or this Agreement, are extended to, and shall be enforceable by, to the extent applicable to such Person, (i) the Trustee in each of its capacities hereunder and (ii) each Agent appointed, and any other Person employed, by the Company to act hereunder.

(k) The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of the Loan Note Instrument or the Loan Notes, it shall not be accountable for the Company’s use of the proceeds from the Loan Notes or any money paid to the Company or upon the Company’s direction under any provision of the Loan Note Instrument or this Agreement, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital in the Loan Note Instrument or any statement in the Loan Notes or any other document in connection with the sale of the Loan Notes or pursuant to the Loan Note Instrument.

(l) Delivery of reports, information and documents to the Trustee pursuant to Schedule 4 to the Loan Note Instrument is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants under the Loan Note Instrument and the Loan Notes (as to which the Trustee is entitled to rely exclusively on officers’ certificates). The Trustee shall have no responsibility or liability for the filing, timeliness or content of any report, information or other document.

(m) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services.

(n) To the extent the Trustee, in accordance with Section 326 of the U.S.A. Patriot Act, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee, the parties to the Loan Note Instrument agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the U.S.A. Patriot Act.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this agreement as of the date first set forth above

Very truly yours,

GVC Holdings PLC

By:
Name:
Title:

GLAS Trust Company LLC, as Trustee

By:
Name:
Title:

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